EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-137142) pertaining to the 2003 Stock Incentive Plan of Aventine Renewable Energy Holdings, Inc. of our report dated February 26, 2007, with respect to the consolidated financial statements of Aventine Renewable Energy Holdings, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

Our audits also included the financial statement schedule of Aventine Renewable Energy Holdings, Inc. and Subsidiaries listed in Item 15(a).  This schedule is the responsibility of Aventine Renewable Energy Holdings, Inc.’s management.  Our responsibility is to express an opinion based upon our audits.  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

St. Louis, Missouri
February 26, 2007